IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF ILLINOIS

UNITED STATES OF AMERICA, Plaintiff, v. EXIDE ILLINOIS, Defendant.	Case No. 01-CR-30035-DRH

ORDER MODIFYING INSTALLMENTS ON FINE PREVIOUSLY IMPOSED

This matter comes before the Court on the Government’s Motion for Hearing to Determine the Effect of Defendant’s Default on Payment of a Fine and Motion to Show Cause Why Exide Illinois and Exide Technologies Should Not Be Held in Contempt (Doc. 53), and the parties Agreement and Proposed Joint Resolution of that motion (Doc. 69). Having considered the briefs and arguments of counsel, the Court hereby Finds and Orders as follows:

1. Exide Illinois and Exide Technologies have entered into the Agreement and Proposed Joint Resolution freely and voluntarily. Each person who signed the Agreement in a representative capacity is duly authorized to do so.

2. The Court accepts in full the parties Agreement, and the Agreement is hereby adopted (Doc. 69) as the findings of this Court.

3. Pursuant to 18 U.S.C. § 3572(d)(3), Exide Illinois and Exide Technologies shall pay the $27.5 million fine previously imposed in this case in accordance with the following payment schedule:

Year 1	Date of entry	$250,000
	July 15, 2006	$250,000
	Oct 15, 2006	$250,000

			$750,000
Year 2	Jan 15, 2007	$2,250,000
	Apr 15, 2007	$1,000,000
	July 15, 2007	$1,000,000
	Oct 15, 2007	$1,000,000

			5,250,000
Year 3	Jan 15, 2008	$1,000,000
	Apr 15, 2008	$1,250,000
	July 15, 2008	$1,250,000
	Oct 15, 2008	$1,250,000

			4,750,000
Year 4	Jan 15, 2009	$1,250,000
	Apr 15, 2009	$1,500,000
	July 15, 2009	$1,500,000
	Oct 15, 2009	$1,500,000

			5,750,000
Year 5	Jan 15, 2010	$1,500,000
	Apr 15, 2010	$2,375,000
	July 15. 2010	$2,375,000
	Oct 15, 2010	$2,375,000

			8,625,000
Year 6	Jan 15, 2011	$2,375, 000
			2,375, 000

			$27,500,000

4. Exide does not have the present ability to pay interest, and interest is therefore waived. Should Exide become delinquent in the payment of the fine under the payment schedule provided above, a 10% penalty on the principal amount that is delinquent shall be due pursuant to 18 U.S.C. § 3612(g).

5. Prior to the expiration of its term of probation in this case, Exide shall provide to the United States adequate security for payment of the remaining fine due, the security being acceptable to the Court and to the United States. Should Exide believe that it might not be able to satisfy the requirement of adequate security without undue jeopardy to the overall financial viability of Exide, it will inform the Court and the U.S. Attorney no later than January 26, 2007, so that the parties can approach the Court jointly or separately prior to the expiration of Exide Illinois’ probation.

6. Should Exide’s liquidity not permit it to make any quarterly payment without undue danger to the financial condition of the company, it will so inform the U.S. Attorney’s office and the Court within five days of the close of the relevant quarter. Within 10 days thereafter, Exide will file a motion seeking relief from the agreed payment schedule and specifying the relief it seeks. Pending ruling by the court, Exide will not be obligated to make the relevant quarterly payment by the 15th day following the close of the quarter.

7. The Court retains jurisdiction over this matter for the length of the revised payment schedule in order to determine whether there has been compliance with the Court’s orders.

8. The government’s motion for a rule to show cause (Doc. 53) is denied.

9. The Court UNSEALS Document 69.

IT IS SO ORDERED.

Dated: May 31, 2006.

     /s/ David R. Herndon

DAVID R. HERNDON

U.S. District Judge